Exhibit 99.2

KBL Merger Corp. IV Completes $100 Million Initial Public Offering

Newark, DE – June 7, 2017 – KBL Merger Corp. IV (the “Company”), a blank check company led by Marlene Krauss, M.D., announced today the closing of its initial public offering of 10,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $100,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “KBLMU” on June 2, 2017. Each unit consists of one share of the Company’s common stock, one right to receive one-tenth of one share of common stock upon the consummation of the Company’s initial business combination, and one warrant exercisable to purchase one-half of one share of common stock at a price of $5.75 per half share ($11.50 per whole share). Once the securities comprising the units begin separate trading, the common stock, rights and warrants are expected to be listed on NASDAQ under the symbols “KBLM,” “KBLMR” and “KBLMW,” respectively.

KBL Merger Corp. IV was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search for a target business in the healthcare and related wellness industry.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), B. Riley & Co. and FBR acted as joint book-running managers, Chardan acted as lead manager and I-Bankers Securities, Inc. acted as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to 1,500,000 additional units at the initial public offering price to cover over-allotments, if any.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Holland & Knight LLP acted as counsel to the underwriters.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Ladenburg Thalmann & Co. Inc., Attn: Syndicate Department, 277 Park Ave., 26th Floor, New York, NY 10172, telephone number: 1-800-573-2541, e-mail: prospectus@ladenburg.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 1, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

KBL Merger Corp. IV

Leslie Hwang

(212) 319-5555